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                                                                       Exhibit 8


              [Letterhead of McGuire, Woods, Battle & Boothe LLP]


                                October 27, 1999



Saxon Asset Securities Company
4880 Cox Road
Glen Allen, Virginia  23060

                       Registration Statement on Form S-3
                           Registration No. 333-87351

Ladies and Gentlemen:

     We have acted as special tax counsel to Saxon Asset Securities Company, a Virginia corporation, as seller, and Saxon Mortgage Inc., a Virginia corporation, as servicer, in connection with the preparation and filing of the registration statement on Form S-3 (as amended, the "Registration Statement"). The Registration Statement relates to Asset Backed Certificates (the "Certificates") to be issued from time to time by trusts to be created by Saxon Asset Securities Company under trust agreements or other similar agreements to be entered into between Saxon Asset Securities Company, as depositor and a trustee (each a "Trust Agreement"). Capitalized terms used and not otherwise defined in this opinion have the meanings assigned to them in the Prospectus (as defined below).

     In this connection, we have examined and relied upon the Registration Statement, including (i) the prospectus included therein (the "Prospectus"),
(ii) the form of the prospectus supplement (the "Prospectus Supplement"), (iii) the form of Trust Agreement and (iv) such other documents as we have deemed necessary for purposes of this opinion.

     In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to original documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

     The opinion expressed herein is based upon the Internal Revenue Code of 1986, as amended, the (the "Code"), administrative rulings, judicial decisions, proposed, temporary and final Treasury regulations and other applicable authorities. The statutory provisions, regulations and interpretations upon which such opinion is based are subject to change, and such
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changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinion will not be asserted by the Internal Revenue Service.

     Based upon and subject to the foregoing, we hereby confirm that the statements set forth under the heading "Material Federal Income Tax Consequences" in the Prospectus, insofar as such statements constitute matters of law or legal conclusions with respect thereto and except to the extent qualified therein, constitute our opinion as to the material federal income tax consequences to the holders of the Certificates, and we expressly adopt them as such.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to McGuire, Woods, Battle & Boothe LLP under the caption "Material Federal Income Tax Consequences" in the Prospectus. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                   Very truly yours,

                                   /s/ McGuire, Woods, Battle & Boothe LLP